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                                                                    Exhibit 4.2
                                  CARREFOUR SA
                           6, AVENUE RAYMOND POINCARE
                                    BP 419.16
                              75769 PARIS CEDEX 16


June 25, 2002


PETsMART, Inc.
19601 North 27th Avenue
Phoenix, Arizona  85027

Attention:  Philip L. Francis
            Chairman of the Board and
            Chief Executive Officer

Dear Mr. Francis:

Reference is made to the Series H Preferred Stock Purchase Agreement, dated as of September 8, 1991, between PETsMART, Inc. (the "Company") and the persons and entities listed on the Schedule of Purchasers attached thereto (the "Purchase Agreement"). For convenient reference, a copy of the Purchase Agreement is attached to this letter agreement. The Purchase Agreement contains provisions providing for registration rights for the purchasers of the Company's Series H Preferred Stock named in that Purchase Agreement, who include Fourcar BV, a wholly owned subsidiary of Carrefour SA ("Carrefour"), and S.A. De Noyange, which was merged with and into Carrefour in 1999.

This letter confirms our agreement that the Company will file a registration statement on Form S-3 under the Securities Act of 1933 that covers the offer and sale of shares to be issued by the Company, which will comprise the entire amount to be dedicated to the underwriters' over-allotment option plus an amount that when aggregated with the over-allotment shares is no more than 3,500,000 shares, and all of the 13,182,584 shares of common stock of the Company owned by Carrefour (directly or through subsidiaries) (the "Carrefour Shares") in a firm commitment underwritten offering to be made through the underwriters we have jointly selected. The Company has advised Carrefour that the Company will not include, pursuant to a registration rights agreement or otherwise, any other shares in the registration statement to be filed.

The Company agrees to cooperate fully in all marketing efforts customary for underwritten offerings by issuers, including participating in a "road show." Additionally, Section 14 (Registration Expenses) of the Purchase Agreement shall apply to the proposed offering as if the proposed offering were a Piggyback Registration and Section 13 (Registration Procedures) and Section 15 (Indemnification) of the Purchase Agreement shall also apply to the proposed offering, in each case, to the same extent as if (i) those provisions were set forth in full in this letter agreement, (ii) all of the Carrefour Shares were covered by the Purchase Agreement and (iii) Sections 13, 14 and 15 of the Purchase Agreement were implicated by a request to include the Carrefour Shares in the Company's registration statement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law thereof.

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If the foregoing correctly sets forth your understanding of our agreement, kindly so indicate by signing in the space provided below.

                                          Very truly yours,


                                          CARREFOUR SA


                                          By:    /s/ Antonio Jodar
                                                -----------------------
                                          Name:   Antonio Jodar
                                          Title:  Attorney-in-Fact for
                                                  Carrefour SA

Agreement confirmed:

PETsMART, Inc.


By:    /s/ Thomas Liston
       --------------------------------------
Name:  Thomas S. Liston
Title: Chief Financial Officer and Treasurer

[See exhibit 4.1 to this Form S-8 for Series H Preferred Stock Purchase
 Agreement]